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                                   EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                     Three Months    Six Months
                                                        Ended          Ended
                                                    June 30, 1998  June 30, 1998
                                                    -------------  -------------
Net Income ................................     $        94,576       319,215
                                                       ========      ========

Weighted average shares outstanding
  for basic EPS computation ...............             931,495       947,558

Reduction for common shares not yet
  released by Employee Stock Ownership Plan             (69,696)      (71,944)
                                                       --------      --------

Total weighted average common shares
   outstanding for basic computation ......             861,799       875,614
                                                       ========      ========

Basic earnings per share ..................            $   0.11      $   0.36
                                                       ========      ========

Total weighted average common shares
  outstanding for basic computation .......             861,799       875,614

Common stock equivalents due to
  dilutive effect of stock options ........              29,896        27,700
                                                       --------      --------

Total weighted average common shares and
  equivalents outstanding for diluted
  computation .............................             891,695       903,314
                                                       ========      ========

Diluted earnings per share ................            $   0.11      $   0.35
                                                       ========      ========
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